Ex. 4-1


                    CONSULTING AGREEMENT

This  Consulting  Agreement (the "Agreement")  made  by  and between Stephen Brock, individually ("Consultant") and SuperiorClean, Inc. ("Company"). This Consulting Agreement amends and restates in its entirety that certain Consulting Services Agreement between the parties dated as of December 12, 2002.

WITNESSETH

WHEREAS, the Company requires and will continue to require business services relating to management, strategic planning and marketing for the Company; and

WHEREAS, Consultant shall provide Company with strategic planning and marketing consulting services and is desirous of performing such services for the Company; and

WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company,

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1.  APPOINTMENT

The Company hereby engages Consultant and Consultant agrees to render various business services to the Company upon the terms and conditions hereinafter set forth.

2.  TERM

The term of this Agreement began December 12, 2002 and shall terminate one year from such date.

3.  SERVICES

During the term of this Agreement, Consultant shall provide advice to, undertake for and consult with the Company concerning management, marketing, strategic planning, corporate organization and structure, sales matters, and coordinating SEC reporting compliance in connection with the operations of the business of the Company.

The parties hereby confirm and acknowledge that the services rendered by Consultant hereunder: (a) consist and will consist of bona fide services rendered and to be rendered to Company, (b) are not and will not be in connection with the offer or sale of securities in capital raising or merger transactions, and (c) do not and will not promote or maintain a market for the securities of Company.

4.  DUTIES OF THE COMPANY

The Company shall provide Consultant and its counsel, on a regular and timely basis, with all data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant and its counsel, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply Consultant and its counsel with full and complete copies of all brochures or other sales materials relating to its products and services and such other information as the request.

5.  COMPENSATION

The Company shall issue to Consultant an aggregate of 750,000 shares of its common stock for the services. Our attorney will prepare the S-8 registration statement for the 500,000 shares not previously registered and the required legal opinion. The Company shall be responsible for all other expenses of this filing, such as edgarization, accounting and the SEC filing fee. This compensation in its entirety is deemed fully earned upon commencement of services under of this agreement, is not contingent and is non-refundable.


6.  REPRESENTATION AND INDEMNIFICATION

The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and its counsel and acknowledges its awareness that Consultant and its counsel will rely on such continuing functions. Consultant and its counsel in the absence of notice in writing from the Company will rely on the continuing accuracy of material, information and data supplied by the Company. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

The  Company agrees to indemnify, hold harmless  and  defend
Consultant and its counsel from any and all claims or demands of any kind relating to the Company's breach of its agreements hereunder.

7.  MISCELLANEOUS

Termination: This Agreement may be terminated by Consultant upon written notice to the Company for a material breach of this contract which shall be effective five (5) business days from the date of such notice. All compensation shall be retained upon such termination.

Modification:   This  Agreement  sets   forth   the   entire
understanding of the Parties with respect to the subject matter hereof, and may be amended only in a writing signed by both parties.

Notices: Any notices required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number, as the Party shall have furnished in writing to the other Party.

Waiver: Any waiver by either Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive the other Party of the right thereafter to insist upon adherence to that term of any other term or this Agreement.

Assignment: The Shares under this Agreement are assignable at the discretion of the Consultant.

Severability: If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

Disagreements: Any dispute or other disagreement arising from or out of this Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbitrator(s) shall be enforceable in any court having jurisdiction thereof.
Arbitration shall occur only in Las Vegas, NV. The interpretation and the enforcement of this Agreement shall be governed by Nevada law as applied to residents of Nevada relating to contracts executed in and to be performed solely within Nevada In the event any dispute is arbitrated, the prevailing Party (as determined by the arbitrator(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbitrator(s)).

Restatement: This Consulting Agreement amends and restates in its entirety that certain Consulting Services Agreement between the parties dated as of December 12, 2002.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as follows:

Signature of  Contractor

Name:              Stephen Brock


Signature:       _______________________________

Signature of  Company

Name:              SuperiorClean, Inc.


Signature:        _______________________________